Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 39 to the registration statement on Form N-1A (“Registration Statement”) of our reports dated May 23, 2005, relating to the financial statements and financial highlights which appear in the March 31, 2005 Annual Report to Shareholders of the iShares S&P Index Funds, the iShares Russell Index Funds and the iShares Nasdaq Biotechnology Index Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

PricewaterhouseCoopers LLP

San Francisco, CA

July 27, 2005